Exhibit 99.1

For Release: Immediately

Contact:
Media – Christopher Farage - Vice President Corp. Communications	216/896-2750
cfarage@parker.com

Financial Analysts –Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Hannifin Earnings Per Share Up 53 Percent on Strong Sales in Record Second Quarter

CLEVELAND, January 17, 2007 — Parker Hannifin Corporation (NYSE: PH), the world leader in motion and control technologies, today reported second quarter fiscal year 2007 results. The company set new second quarter records for sales and income from continuing operations, both of which increased by double digit percentages from a year ago.

Sales for the second quarter of fiscal-year 2007 were $2.5 billion, up 16.4 percent, as compared to sales of $2.2 billion from the same period last year. Income from continuing operations in the second quarter of fiscal 2007, including the realization of a 9 cent per diluted share benefit from the December renewal of the Federal Tax Credit for Increasing Research Activities, was $1.64 per diluted share, an increase of 53.3 percent over the $1.07 per diluted share posted in the same period a year ago.

“Led by exceptional performance in our Industrial International and Aerospace segments, we were able to deliver another record second quarter, and we remain solidly on track for another outstanding year in fiscal 2007,” said Chairman, CEO and President Don Washkewicz. “The record results we are delivering, quarter after quarter, are being driven by our employees’ ongoing execution of our Win Strategy.”

Second Quarter Segment Results

In the North American Industrial segment, second quarter operating income increased 2.8 percent over the prior year to $133.9 million, on sales of $959.7 million.

In the International Industrial segment, second quarter operating income increased 78.9 percent over the prior year to $121.8 million, on sales of $922.0 million.

In the Aerospace segment, second quarter operating income increased 43.2 percent over the prior year to $67.8 million, on sales of $402.0 million.

In the Climate & Industrial Controls segment, second quarter operating income decreased 29.8 percent over the prior year to $7.0 million, on sales of $227.4 million.

Total operating margin across all segments in the second quarter was 13.2 percent versus 11.8 percent in the same period a year ago.

Fiscal Year to Date Results

For the first six months of fiscal-year 2007, sales were $5.1 billion, up 18.5 percent, as compared to sales of $4.3 billion from the same period last year. Income from continuing operations for the first six months of fiscal 2007 was $3.39 per diluted share, up 49.3 percent from the $2.27 per diluted share reported in the same period in the prior year.

Cash flow from operations for the first six months of fiscal year 2007 reached $307.6 million. “The level of cash generation allows us to be flexible in terms of strategic acquisitions, share repurchases, capital investments and dividends,” said Washkewicz. “In the second quarter, cash was used to repurchase $197 million of stock, bringing the fiscal 2007 year-to-date repurchase amount to $393 million. These expenditures are in addition to the discretionary contributions of $111 million made to the employees’ pension funds in the first quarter of fiscal year 2007.”

Highlights

“Our 16.4 percent sales growth in the quarter significantly exceeded our growth goal of 10 percent,” said Washkewicz. “The growth was profitable and balanced, with 6.4 percent derived organically, 6.4 percent via acquisitions and 3.6 percent from the favorable impact of foreign currency.”

“While we are very pleased with our overall results this quarter, special mention must be made of our International Industrial and Aerospace segments,” continued Washkewicz. “In the International segment sales grew by 36 percent and operating income increased by nearly 80 percent. Our Aerospace business also delivered excellent results this quarter. Revenues grew by 16 percent and operating income by 43 percent. We expect continued strength in this segment of our business.”

“This is especially good news as International Industrial and Aerospace now represent more than half of our total revenues,” said Washkewicz. “Particularly diligent execution of the Win Strategy in Europe is enabling us to achieve margins comparable to our North American business.”

Outlook

As a result of the continued strong results, the company increased its guidance for fiscal year 2007 income from continuing operations from $6.05 to $6.45 per diluted share to $6.35 to $6.75 per diluted share.

# # #

In addition to this information, Parker advises shareholders to note order trends, for which the company makes a disclosure several business days after the conclusion of each month. This information is available on the company’s investor information web site, at www.phstock.com.

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal second-quarter results is available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $9 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 57,000 people in 43 countries around the world. Parker has increased its annual dividends paid to shareholders for 50 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information site at www.phstock.com.

Forward-Looking Statements: Forward-looking statements contained in this document and other written reports and oral statements are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the Company’s future performance and earnings projections of the Company may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the Company’s ability to achieve and maintain anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins and growth and innovation initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments, or significant changes in financial condition, uncertainties surrounding timing, successful completion or integration of acquisitions, threats associated with and efforts to combat terrorism, competitive market conditions and resulting effects on sales and pricing, increases in raw material costs that cannot be recovered in product pricing, the Company’s ability to manage costs related to insurance and employee retirement and health care benefits, and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. The Company undertakes no obligation to update or publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this Report.

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2006

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands except per share amounts)	2006	2005	2006	2005
Net sales	$2,511,152	$2,157,537	$5,062,725	$4,271,088
Cost of sales	1,938,007	1,705,683	3,885,365	3,361,436

Gross profit	573,145	451,854	1,177,360	909,652
Selling, general and administrative expenses	292,855	245,845	584,865	482,859
Interest expense	22,304	19,587	39,476	36,058
Other (income) expense, net	(6,777)	10,898	(13,403)	11,171

Income from continuing operations before income taxes	264,763	175,524	566,422	379,564
Income taxes	71,796	46,500	162,871	106,692

Income from continuing operations	192,967	129,024	403,551	272,872
Discontinued operations				28,884

Net income	$192,967	$129,024	$403,551	$301,756

Earnings per share:
Basic earnings per share from continuing operations	$1.66	$1.09	$3.44	$2.30
Discontinued operations				.24

Basic earnings per share	$1.66	$1.09	$3.44	$2.54

Diluted earnings per share from continuing operations	$1.64	$1.07	$3.39	$2.27
Discontinued operations				.24

Diluted earnings per share	$1.64	$1.07	$3.39	$2.51

Average shares outstanding during period - Basic	115,938,153	118,821,006	117,305,843	118,851,843
Average shares outstanding during period - Diluted	117,926,398	120,324,168	119,139,690	120,385,768

Cash dividends per common share	$.26	$.23	$.52	$.46

BUSINESS SEGMENT INFORMATION BY INDUSTRY (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2006	2005	2006	2005
Net sales
Industrial:
North America	$959,663	$929,734	$1,960,428	$1,858,965
International	922,011	676,526	1,799,715	1,297,290
Aerospace	402,039	345,274	804,397	694,081
Climate & Industrial Controls	227,439	206,003	498,185	420,752

Total	$2,511,152	$2,157,537	$5,062,725	$4,271,088

Segment operating income
Industrial:
North America	$133,890	$130,230	$287,028	$267,360
International	121,769	68,068	249,300	148,509
Aerospace	67,778	47,322	136,403	102,105
Climate & Industrial Controls	6,963	9,914	37,787	28,530

Total segment operating income	$330,400	$255,534	$710,518	$546,504
Corporate general and administrative expenses	43,960	28,489	80,630	57,316

Income from continuing operations before interest expense and other	286,440	227,045	629,888	489,188
Interest expense	22,304	19,587	39,476	36,058
Other (income) expense	(627)	31,934	23,990	73,566

Income from continuing operations before income taxes	$264,763	$175,524	$566,422	$379,564

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2006

CONSOLIDATED BALANCE SHEET

(Unaudited)

(Dollars in thousands) December 31,	2006	2005
Assets
Current assets:
Cash and cash equivalents	$157,098	$313,338
Accounts receivable, net	1,524,240	1,250,448
Inventories	1,314,400	1,153,521
Prepaid expenses	49,281	51,953
Deferred income taxes	131,228	133,508

Total current assets	3,176,247	2,902,768
Plant and equipment, net	1,706,795	1,643,941
Goodwill	2,170,715	2,012,596
Intangible assets, net	469,222	428,632
Other assets	933,316	807,860

Total assets	$8,456,295	$7,795,797

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$439,180	$534,423
Accounts payable	700,973	584,347
Accrued liabilities	658,536	563,619
Accrued domestic and foreign taxes	120,094	64,496

Total current liabilities	1,918,783	1,746,885
Long-term debt	1,066,330	1,082,584
Pensions and other postretirement benefits	834,413	1,059,314
Deferred income taxes	108,669	96,894
Other liabilities	211,035	202,748
Shareholders’ equity	4,317,065	3,607,372

Total liabilities and shareholders’ equity	$8,456,295	$7,795,797

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Six Months Ended December 31,
(Dollars in thousands)	2006	2005
Cash flows from operating activities:
Net income	$403,551	$301,756
Net (income) from discontinued operations		(28,884)
Depreciation and amortization	148,198	136,678
Stock-based compensation	24,218	22,802
Net change in receivables, inventories, and trade payables	(77,596)	5,259
Net change in other assets and liabilities	(134,060)	4,778
Other, net	(56,664)	(12,936)
Discontinued operations		(9,266)

Net cash provided by operating activities	307,647	420,187

Cash flows from investing activities:
Acquisitions (net of cash of $1,050 in 2006 and $17,013 in 2005)	(160,429)	(818,036)
Capital expenditures	(115,441)	(105,859)
Proceeds from sale of businesses		92,715
Other, net	21,923	6,784
Discontinued operations		(100)

Net cash (used in) investing activities	(253,947)	(824,496)

Cash flows from financing activities:
Net (payments for) proceeds from common share activity	(360,616)	1,813
Net proceeds from debt	354,182	434,796
Dividends	(61,192)	(54,669)

Net cash (used in) provided by financing activities	(67,626)	381,940

Effect of exchange rate changes on cash	(529)	(373)

Net (decrease) in cash and cash equivalents	(14,455)	(22,742)
Cash and cash equivalents at beginning of period	171,553	336,080

Cash and cash equivalents at end of period	$157,098	$313,338

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.